[Exhibit (a)(1)]

                       JEFFERSON BANKSHARES, INC. [LOGO]

                           Offer to Purchase for Cash up to
                         1,250,000 Shares of its Common Stock

                     At a Purchase Price Not in Excess of $28.00
                            Nor less than $25.00 per Share

--------------------------------------------------------------------------------
                   THE OFFER, PRORATION PERIOD AND WITHDRAWAL
      RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 31, 1996,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

  Jefferson Bankshares, Inc., a Virginia corporation (the "Company"), hereby invites its shareholders to tender shares of its Common Stock, $2.50 par value per share (the "Shares"), at prices not in excess of $28.00 nor less than $25.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the price (not more than $28.00 nor less than $25.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. The Company will determine the single price per Share (the "Purchase Price"), not in excess of $28.00 nor less than $25.00 per Share, that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. See Section 15.

  THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. SEE SECTION 7.

  The Shares are traded on the Nasdaq National Market. On September 25, 1996, the last full trading day on the Nasdaq National Market prior to the announcement and commencement of the Offer, the closing price as reported on the Nasdaq National Market was $24.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES, AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

                                      IMPORTANT

  Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, Georgeson & Company Inc. or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                        The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.

               The Date of this Offer to Purchase is September 26, 1996

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGERS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                                  TABLE OF CONTENTS

Section                                                                     Page

TABLE OF CONTENTS                                                            (i)
SUMMARY                                                                      S-1
INTRODUCTION                                                                  1

THE OFFER                                                                     2

 1.   Number of Shares; Proration.                                            2
 2.   Purpose of the Offer; Certain Effects of the Offer                      3
 3.   Procedures for Tendering Shares.                                        5
 4.   Withdrawal Rights                                                       7
 5.   Purchase of Shares and Payment of Purchase Price                        8
 6.   Conditional Tender of Shares                                            9
 7.   Certain Conditions of the Offer                                         9
 8.   Price Range of Shares; Dividends                                       10
 9.   Source and Amount of Funds                                             11
 10.  Certain Information Concerning the Company                             11
 11.  Interest of Directors and Officers; Transactions
        and Arrangements Concerning Shares                                   15
 12.  Effects of the Offer on the Market for Shares;
        Registration under the Exchange Act                                  15
 13.  Certain Legal Matters; Regulatory Approvals                            16
 14.  Certain Federal Income Tax Consequences                                16
 15.  Extension of Offer; Termination; Amendment                             18
 16.  Fees and Expenses                                                      19
 17.  Miscellaneous                                                          19

SCHEDULE A                                                                  A-1
GLOSSARY                                                      FACING BACK COVER
LIST OF CERTAIN FORMS                                         INSIDE BACK COVER

                                       SUMMARY

This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this offer to purchase.

Purchase Price.         The  Company  will select a single  Purchase  Price
                        which will be not more  than  $28.00  nor less  than
                        $25.00  per  Share, which  represents  a 2.0%  to  14.3%
                        premium  to the  closing price  for the  Shares  on the
                        last  trading  day  before  the announcement   and
                        commencement of the Offer. All Shares tendered at or below the Purchase Price will be purchased by the Company at the Purchase Price, subject to proration. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the price
                        (not more than $28.00 nor less than $25.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. Shareholders who are willing to sell their Shares at any price within the foregoing range may so indicate on the Letter of Transmittal by checking the box in Box #2.

Number of Shares to Be
Purchased.              1,250,000  Shares  (or such  lesser  number  of  Shares
                        as are properly tendered). The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. See Section 15.

Amount of Shares.       Each  shareholder  may  tender  all or any  portion  of
                        Shares owned by such shareholder.

How to Tender Shares.   See the  following  page  and  Section  3.  Shareholders
                        with questions  may  call  the   Information   Agent,
                        the Dealer Managers, or the Depositary, or consult your broker for assistance.

Brokerage Commissions.  None.

Stock Transfer Tax.     None, if payment is made to the registered holder.

Expiration Date.        The Offer  will  expire at 5:00 P.M.,  New York City
                        time, on October 31, 1996 unless extended by the Company.

Payment Date.           As soon as practicable after the Expiration Date.

Position of The Company
And Its Directors.      Neither  the  Company  nor its  Board of  Directors
                        makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.      Tendered  Shares  may be  withdrawn  at any  time  until
                        5:00 P.M.,  New York City time,  on October  31,  1996,
                        unless the Offer is extended by the Company.   See
                        Section 3.

Odd Lots.               Shareholders  who own fewer  than 100  Shares as of
                        September 25, 1996 and who tender all such Shares at or below the Purchase Price and who check Box
                        #5, "Odd Lots," on the Letter of Transmittal will have their Shares accepted before other tendered
                        Shares. By accepting the Offer, such an Odd Lot Holder would not only avoid brokerage commissions but also would avoid any discounts to the market price typically charged by brokers for executing odd lot trades.

Further Developments
Regarding The Offer.    Call  the  Information  Agent  or  the  Dealer
                        Managers,   or consult  your  broker.  Please  see below
                        and the back cover for the address and telephone numbers of the Dealer Managers and the Information
                        Agent.

Dividend Payable on
October 31, 1996.       The Company's dividend of $.22 per Share declared on
                        September 25, 1996 payable to holders of record on October 7, 1996 will be paid on October 31, 1996.
                        Shareholders of record on October 7, 1996 will be entitled to receive such dividend, even on Shares sold in this Offer.

Dividend Reinvestment
Plan Participants.      Participants in the Company's Dividend Reinvestment Plan
                        may tender Shares to be purchased on October 31, 1996 pursuant to such plan in connection with the payment of the Company's latest dividend on that date by checking the box in Box #7 on the Letter of Transmittal. See
                        Section 3.

Glossary.               Several defined terms are used throughout the Offer.  A
                        glossary of selected terms appears at the end of this Offer to Purchase.

Summary Instructions
For Tendering.          If you hold Share certificates and wish to tender those
                        Shares, you must complete the Letter of Transmittal (the blue form) as follows:

                        o List the certificates and the number of Shares that you are tendering in Box #1.

                        o Check the box specifying the price at which you are tendering in Box #2.

                        o If you want to give us special payment instructions, complete Box #3.

                        o If you want to give us special delivery instructions, complete Box #4.

                        o If you are an Odd Lot Holder who is tendering all your shares, complete Box #5.

                        o If you want to make a conditional tender of Shares, complete Box #6.

                        o If you are a participant in the Company's Dividend Reinvestment Plan, complete Box #7.

                        o If you are a participant in the Company's Employee Stock Purchase Plan, complete Box #8.

                        o If your Shares are being delivered by book-entry or your certificates are being delivered pursuant to a Notice of Guaranteed Delivery, complete Box #9.

                        o Complete substitute Form W-9 to certify your tax identification number.

                        o Sign the Letter of Transmittal in Box #10 (in certain circumstances, signatures must be guaranteed in Box #10).

                        You must deliver your Share certificate(s) or comply with one of the alternate delivery methods. See Section 3.

                        These documents must be received by the Depositary, The Bank of New York, no later than 5:00 P.M. New York City time on October 31, 1996.

                        Please see Section 3 and the Letter of Transmittal for more details about how to tender Shares.

Important Numbers.      For information, please call:

                        Information Agent  (Georgeson & Company Inc.):
                        (800) 223-2064.

                        Dealer Managers (Goldman, Sachs & Co.): (800) 323-5678, Ext. 9477

To The Holders Of Common Stock Of Jefferson Bankshares, Inc.:

                                     INTRODUCTION

   Jefferson Bankshares, Inc., a Virginia corporation (the "Company"), invites its shareholders to tender shares of its Common Stock, $2.50 par value per share (the "Shares"), at prices not in excess of $28.00 nor less than $25.00 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each shareholder desiring to tender Shares must specify in Box #2 of the Letter of Transmittal the price (not more than $28.00 nor less than $25.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. Shareholders who are willing to sell their Shares at any price within the foregoing range may check the box in Box #2 of the Letter of Transmittal to so indicate. The Company will determine the single price per Share, not in excess of $28.00 nor less than $25.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. See Section 15.

   THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. SEE SECTION 7.

   Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 1,250,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer), other than shareholders who tender conditionally, and for whom the condition is not satisfied. See Sections 1 and 6. All stock certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

   The Purchase Price will be paid to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. Foreign Shareholders should request Form W-8 from the Depositary. The Company will pay all fees and expenses of the Dealer Managers, the Depositary and the Information Agent incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

   As of September 25, 1996, the Company had issued and outstanding 15,146,470 Shares and had reserved 197,000 Shares for issuance upon exercise of outstanding stock options and 1,795,720 Shares for issuance under the Company's Employee Stock Purchase Plan and the Company's Dividend Reinvestment Plan, and other stock plans for employees and non-employee directors. The 1,250,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 8.3% of the outstanding Shares. The Shares are traded on the Nasdaq National Market under the symbol "JBNK". On September 25, 1996, the last full trading day on the Nasdaq National Market prior to the announcement and commencement of the Offer, the closing price as reported on the Nasdaq National Market was $24.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

                                      THE OFFER

   1. Number of Shares; Proration.

   Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 1,250,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $28.00 nor less than $25.00 net per Share in cash. This Offer will expire at 5:00 P.M., New York City time, on October 31, 1996 (the "Expiration Date"), unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 1,250,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the number of Shares outstanding on September 25, 1996 without amending or extending the Offer. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

   The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share). The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. SEE SECTION 7.

   In accordance with Instruction 7 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $28.00 nor less than $25.00 per Share, at which they are willing to sell their Shares to the Company (sometimes referred to as a "modified Dutch Auction" tender process). Shareholders who are willing to sell their Shares at whatever price may be established by the modified Dutch Auction tender process within the foregoing range may check the box in Box #2 of the Letter of Transmittal to so indicate. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $28.00 nor less than $25.00 net per Share in cash, that will enable it to purchase 1,250,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

   The Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance of such Shares for purchase pursuant to the Offer. Payment for Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Company and transmitting such payments to tendering shareholders.

   Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,250,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

         (a) first, all Shares properly and unconditionally tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

            (1) tenders  all  Shares  owned  beneficially  or of record by such
                Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

            (2) completes   the  box   captioned   "Odd   Lots"  on  the  Letter
                of Transmittal   and,  if   applicable,   on  the  Notice  of
                Guaranteed Delivery; and

         (b) second, after purchase of all of the foregoing Shares, all Shares properly and conditionally tendered at or below the Purchase Price in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

         (c) third, if necessary, Shares properly and conditionally tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

   Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on September 25, 1996, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts to the market price in a sale of such holder's Shares through a broker. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

   Proration. If more than 1,250,000 Shares are properly tendered, proration will occur, and shareholders (other than Odd Lot Holders who tender all their Shares at or below the Purchase Price) will likely not be able to sell all the Shares tendered. The Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders who tender all of their Shares at or below the Purchase Price, shall be based on the ratio of (i) the number of Shares the Company determines to purchase divided by (ii) the total number of Shares tendered by all shareholders at or below the Purchase Price, excluding from both the numerator and the denominator Odd Lot Holders who tendered all of their Shares at or below the Purchase Price. Each Shareholder will then sell an amount of Shares equal to the number of his or her Shares validly tendered times the proration factor. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Depositary or the Dealer Managers and may be able to obtain such information from their brokers.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   2. Purpose of the Offer; Certain Effects of the Offer.

   The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital on behalf of its shareholders and is consistent with the Company's long-term goal of increasing shareholder value. The Company believes it has adequate sources of capital to complete the Share repurchase and pursue business opportunities.

   Over time, the Company's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize more effectively its capital base and to attempt to maximize shareholder value, the Company's management and its Board of Directors believe that the purchase of Shares pursuant to the Offer is a positive action that is intended to accomplish the desired objectives. Other actions previously employed, including a high dividend payout ratio and periodic open market purchases of Shares, have enhanced shareholder value, but capital remains at high levels, and this affects the Company's ability to produce desired returns for shareholders.

   The Offer is designed to restructure the Company's balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and Shares outstanding. Based upon the current market price of its Shares, the Company believes that purchase of the Shares is an attractive use of its funds. Following the purchase of the Shares, the Company believes funds provided by earnings combined with its other sources of liquidity will be fully adequate to meet its funding needs for the foreseeable future. Upon completion of the Offer, the Company expects that it and its wholly owned subsidiary bank, Jefferson National Bank (the "Bank"), will continue to maintain the highest regulatory standard for capital, which is designated as "well capitalized" under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991.

   The Offer will enable shareholders to sell all or a portion of their Shares at prices greater than the market prices prevailing immediately prior to the announcement of the Offer. Shareholders may determine the price or prices (not greater than $28.00 nor less than $25.00 per Share) at which they are willing to sell their Shares, and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, shareholders owning fewer than 100 Shares, whose Shares are purchased pursuant to the Offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

   Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to Section 1 of the Offer will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. As noted above, the Company, following completion of the Offer, will maintain the highest regulatory capital ranking. Consequently, the Company believes that shareholders will not be subject to materially greater risk as a result of the reduction of the capital base.

   Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from the Company's purchase of Shares and the Company's ability to issue additional equity securities in the future. For shareholders who do not tender or who otherwise maintain an equity interest in the Company, the trading price of the Shares may increase as a result of the Offer. There is no assurance, however, that the purchase of Shares will achieve its objectives or that the Shares will trade at or above the price range being offered by the Company.

   In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction of the number of shareholders of record, the Company's costs for services to shareholders may be reduced. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any merger transaction for approximately the next two years.

   NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

   The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchase may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

   Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

   3.       Procedures for Tendering Shares.

   Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, the blue form (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 7 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN BOX #2 OF THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED, OR INDICATE THAT THEY ARE WILLING TO SELL THEIR SHARES AT ANY PRICE WITHIN THE FOREGOING RANGE. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

   In addition, Odd Lot Holders who tender all such Shares must complete Box #5, "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

   Signature Guarantees and Method of Delivery. No signature guarantee is required (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either Box #3, "Special Payment Instructions" or Box #4, "Special Delivery Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, a trust company, a savings bank, a savings and loan association, or a credit union which has membership in an approved signature guarantee program and has an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, and the signature(s) on the stock power and the Letter of Transmittal must be guaranteed by an Eligible Institution.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

   Book-entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

      (a)   such tender is made by or through an Eligible Institution;

      (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered); and

      (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

   Return of Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

   Dividend Reinvestment and Employee Stock Purchase Plans. The Depositary for the Offer also acts as the agent of participants in the Company's Dividend Reinvestment Plan and Employee Stock Purchase Plan (the "Plans"). Participants in the Plans may use the Letter of Transmittal to tender such participants' Shares in the Offer by completing either Box #7 or Box #8, as appropriate on the Letter on Transmittal. Each participant may direct that all, some or none of the Shares credited to the participant's account are to be tendered. Shareholders who intend to tender Shares held in the Plans in addition to Shares which are not held in the Plans may use one Letter of Transmittal to tender all of such Shares if such participant wishes to tender all such Shares at the same price (even if such shareholders have received more than one copy of the Offer). Separate Letters of Transmittal must be used if a participant in the Plans intends to tender Shares held in the Plans and Shares not held in the Plans at different prices. See Instruction 7 to the Letter of Transmittal. Participants in the Plans who do not wish to tender their shares held in the Plans do not need to take any action. Participants may complete either Box #7 or Box #8, as appropriate, on only one Letter of Transmittal submitted by such participant. If a participant submits more than one Letter of Transmittal and completes such box on more than one Letter of Transmittal, the participant will be deemed to have elected to tender all Shares allocated to the shareholder's account under the relevant Plan at the lowest of the prices specified in such Letters of Transmittal. Participants in the Dividend Reinvestment Plan who wish to tender the Shares that will be allocated to their accounts under that Plan on October 31, 1996, in connection with the payment of the Company's quarterly dividend on that day, should so indicate on the Letter of Transmittal. Participants in the Dividend Reinvestment Plan may determine the number of Shares allocated to them on October 31, 1996 under that Plan after 4:00 P.M. New York City time on that day by reference to the average of the high and low trade prices of the Company's shares on October 31, 1996 (which may be obtained from the Information Agent or from brokers), taking into account that the dividend per Share payable on October 31, 1996 (which will be used to purchase Shares under the Dividend Reinvestment Plan for participants in that Plan) will be $.22. Participants in the Dividend Reinvestment Plan may withdraw such Shares by following the procedure for withdrawal of Shares before 5:00 P.M. New York City time, on October 31, 1996. See Section 4.

   Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

   Withholding for Foreign Shareholders. Foreign shareholders may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 17 and 18 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 14. For this purpose, a "foreign shareholder" is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be able to obtain a refund of all or a portion of any tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Managers, the Depositary, or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

   Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

   4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on November 30, 1996. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the certificate numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Managers, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

   Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

   If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

   5. Purchase of Shares and Payment of Purchase Price.

   Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single Purchase Price per Share for 1,250,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share and not withdrawn as permitted in Section 4.

   The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

   In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

   The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

   ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

   6. Conditional Tender of Shares.

   Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in Box #6, "Conditional Tender", on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

   However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 1,250,000 Shares, then to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

   7. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after September 26, 1996 and prior to the Expiration Date (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

      (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal, or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Standard and Poor's Index of 500 Industrial Companies or the Standard and Poor's Bank Index by an amount in excess of 10 percent measured from the close of business on September 25, 1996;

      (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, the Company shall have received an offer, or an indication of interest, from a third party with respect to the acquisition of all or substantially all of the Company's assets; or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or (ii) any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

      (e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the reasonable judgment of the Company's Board of Directors, is or may be material to the Company or its subsidiaries.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

   8. Price Range of Shares; Dividends.

   The Shares are traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low closing prices per Share as reported on the Nasdaq National Market and the cash dividends paid per Share in each such fiscal quarter:



   1994                                                              Dividends
                                               High         Low       Declared

 1st Quarter                                  $22.75      $18.50         $.17
 2nd Quarter                                   23.13       18.50          .17
 3rd Quarter                                   23.25       20.75          .17
 4th Quarter                                   21.13       17.13          .17
 1995

 1st Quarter                                  $20.75      $19.13         $.19
 2nd Quarter                                   22.13       19.13          .19
 3rd Quarter                                   23.50       21.00          .19
 4th Quarter                                   23.50       20.13          .19
   1996

 1st Quarter                                  $22.63      $20.00         $.22
 2nd Quarter                                   22.50       20.63          .22
 3rd Quarter (through September 25)            25.88       21.50          .22
 -----------------------------------------------------------------------------
 TENDER OFFER RANGE                           $28.00      $25.00
 -----------------------------------------------------------------------------

   On September 25, 1996, the last full trading day prior to the announcement and commencement of the Offer, the closing price on the Nasdaq National Market was $24.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. Current market quotations for the Shares may be obtained from the Information Agent or from your broker.

   All decisions with respect to the payment of future dividends will be made by the Board of Directors based upon the Company's earnings, financial condition, anticipated cash needs and such other considerations as the Board of Directors deems relevant. On September 25, 1996, the Board of Directors declared a dividend of $.22 per Share payable on October 31, 1996 to shareholders of record on October 7, 1996. Shareholders of record on October 7, 1996 will be entitled to receive such dividend, even on Shares sold in the Offer. The Company anticipates that quarterly dividend payments subsequent to the termination of the Offer will continue to be made in amounts not less than the most recent quarter. However, future dividend payments are subject to future earnings results and other financial considerations, and the Board of Directors may in its discretion increase or decrease the quarterly dividend. There can be no assurance that the level of dividends will be consistent with the current dividends.

   9. Source and Amount of Funds.

   Assuming that the Company purchases 1,250,000 Shares pursuant to the Offer at a price not in excess of $28.00 nor less than $25.00 per Share, the cost to the Company (excluding fees and expenses related to the Offer) is estimated to be between $31,250,000 and $35,000,000. The Company has a line of credit (the "Wachovia Facility") from Wachovia Bank of North Carolina, N.A. ("Wachovia") in the amount of $40,000,000 that will be used in conjunction with its normal working capital to fund the purchase of the Shares tendered pursuant to the Offer. The line of credit has a term commencing on September 25, 1996 and ending January 23, 1997, and represents a general obligation of the Company without additional security. Borrowings under the line of credit bear a floating interest rate of LIBOR (London Interbank Offered Rate) plus 50 basis points (or 6.03% as of September 25, 1996), payable at maturity. The Company expects that the principal source of repayment will be dividends received by the Company from the Bank, derived from the Bank's cash and other liquid investments as well as short-term borrowings, which may or may not be secured by assets of the Bank. The payment of such dividends is subject to the approval of the Bank's Board of Directors, and, in the case of dividends in excess of approximately $30,000,000, regulatory approval of the Office of the Comptroller of the Currency (the "OCC").

   The Company also has a commitment for a second line of credit from Wachovia that will expire unless accepted by the Company before close of business on December 6, 1996. The second line would be in the amount of $15,000,000 for a term commencing on the expiration date of the $40,000,000 line of credit and ending January 22, 1998, and would be used to refinance a portion of the Company's borrowings under the first line, if necessary. Borrowings under the second line would also represent a general obligation of the Company without additional security, bear a floating interest rate of LIBOR plus .45% payable quarterly in arrears and would be subject to other terms, including a facility fee of 5 basis points (.05%) payable in advance, and financial covenants customary in this type of transaction.

   The Company also expects that the principal source of repayment of the second line will be dividends received by the Company from the Bank, subject to the approval of the Bank's Board of Directors and, if necessary, the OCC.

   To the extent that dividends paid by the Bank to the Company are derived from borrowings by the Bank, the Company expects that the interest rate on such borrowings by the Bank will be lower than the interest rates under the Company's lines of credit described above.

   10.      Certain Information Concerning the Company.

   General. The Company is a bank holding company incorporated in 1979. The Company owns one subsidiary bank (the "Bank") and four nonbank subsidiaries. The Company regularly seeks reasonable opportunities to expand its asset base and trade area and related business endeavors. Within the last five years the Company has acquired three banks, and the Bank has purchased deposits of a federal savings bank from the Resolution Trust Corporation, and deposits associated with offices of two other banks.

   Financial Information. Additional financial information concerning the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, copies of which can be obtained from the Information Agent upon request. See "Additional Information".

   Financial Results for the Current Quarter. Financial results for the quarter that will end on September 30, 1996 are not available and are not included herein. The Company expects to make public its earnings results and other relevant financial information for that quarter and the year to date in a news release on or about October 10, 1996. Copies of that news release will be available to shareholders from the Information Agent by calling 800-223-2064. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

   Although final results are not yet available, the Company projects that net income in the quarter ending September 30, 1996 will be in the range of $7.0 million to $7.3 million and that net income per share will be in the range of $.46 to $.48. In the third quarter of 1995, net income was $6.1 million and net income per share was $.40. The foregoing is a forward looking statement based upon unaudited financial results through August 31, 1996 and certain financial trends that are expected to contribute to attaining the projected third quarter financial results. The expected results for net income and net income per share involve a number of assumptions, risks, and uncertainties that could cause the results to differ materially from those anticipated. These assumptions, risks, and uncertainties include, but are not limited to, any unexpected or unforeseen, material items of income or expense, any gains or losses resulting from operations that are not currently known, any revaluations of assets, either higher or lower, that might impact net income and earnings per share, any contingency for which the Company may determine the need to establish a valuation allowance, and any legal or regulatory directive requiring the recognition of income or expense.

   SHAREHOLDERS ARE URGED TO CONSIDER THE POTENTIAL IMPACT ON THE COMPANY'S SHARE PRICE OF THE FINANCIAL RESULTS FOR THE QUARTER ENDING SEPTEMBER 30, 1996.

   Selected Historical Consolidated Financial Information. The following table presents certain consolidated financial information with respect to the Company, excerpted or derived from the audited financial statements contained in the Company's Annual Report to Shareholders (which are included as exhibits to its Report on Form 10-K) for the years ended December 31, 1995 and December 31, 1994 and from unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 1996 and June 30, 1995. The selected information below is qualified in its entirety by reference to such Reports (which may be obtained from the Information Agent on request and may be inspected or obtained at the offices of the U. S. Securities and Exchange Commission in the manner set forth below) and the financial information and related notes contained therein.

                              [Intentionally left blank]

Summary Financial Information
(Dollars in Thousands, Except Per Share Data)

--------------------------------------------------------------------------------------------------------------
                                               At or for Year Ended            At or for Six Months Ended
                                                   December 31,                   June 30 (Unaudited),
                                              ----------------------------------------------------------------
                                                   1995             1994             1996              1995
                                              ---------------------------------------------- -----------------
Income Statement Data

Interest Income                                  $146,373         $129,496          $75,176           $71,328
Interest Expense                                   58,644           45,393           28,915            27,987
                                              ---------------------------------------------- -----------------
Net Interest Income                                87,729           84,103           46,261            43,341
Provison for Loan Losses                            3,020            1,600            1,620               960
Non-interest Income                                19,019           17,910            9,600             8,232
Non-interest Expense                               66,580           66,423           33,622            33,371
Provison for Income Tax Expense                    12,285           11,390            7,106             5,791
                                              ---------------------------------------------- -----------------
Net Income                                        $24,863          $22,600          $13,513           $11,451
                                              ============================================== =================
Net Income Per Share                                $1.64            $1.49             $.89              $.76
Dividends Declared Per Share                         $.76             $.68             $.44              $.38
--------------------------------------------------------------------------------------------------------------
Balance Sheet Data

Assets                                         $2,051,188       $1,925,950       $2,080,770        $2,019,702
Earnings Assets                                 1,878,599        1,740,048        1,909,601         1,834,610
Investment Securities:

Available for Sale                                188,669          170,815          193,023           176,232
Held to Maturity                                  454,509          467,733          418,678           463,094
Loans, Net of Unearned Income                   1,220,421        1,101,500        1,282,900         1,170,284
Deposits                                        1,793,199        1,688,872        1,794,668         1,771,484
Shareholder's Equity                              226,540          206,553          229,229           217,509
Book Value per Share                               $14.92           $13.62           $15.14            $14.34
Shares Outstanding                             15,182,235       15,170,250       15,144,572        15,171,764
--------------------------------------------------------------------------------------------------------------
Selected Financial Ratios

Return on Average Assets                            1.25%            1.18%            1.33%             1.17%
Return on Average Equity                            11.43            11.05            11.76             10.76
Average Equity to Average Assets                    10.92            10.65            11.29             10.90
Net Interest Margin, Taxable Equivalent              4.88             4.87             4.98              4.94
Allowance for Loan Losses to Loans, Net of           1.10             1.25             1.10              1.19
Unearned Income
Non-Performing Assets to Total Assets                 .50              .67              .42               .51
Annualized Net Loan Losses to Average Loans           .29              .16              .16               .15

Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information for the yearended December 31, 1995 and the six months ended June 30, 1996 shows the effects of the purchase of 1,250,000 Shares pursuant to the Offer. The pro forma financial information should be read in conjunction withthe audited financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the unaudited financial statements contained in the Company'sQuarterly Report on Form 10-Q for the quarter ended June 30, 1996. The pro forma financial information does not purport to be indicative of the results that would have actually been attained had the purchase of the Sharesbeen completed at the dates indicated or that may be attained in the future.

Selected Pro Forma Financial Information
(Dollars in Thousands, Except Per Share Data)

-----------------------------------------------------------------------------------------------------------------------------
                                             At or for the Year Ended                  At or for the Six Month Ended
                                                December 31, 1995                              June 30, 1996
                                   ------------------------------------------------------------------------------------------
                                                    Pro Forma      Pro Forma      Unaudited       Pro Forma      ProForma
                                    Historical        $25.00         $28.00       Historical       $25.00         $28.00
                                   -------------- --------------------------------------------- -------------- --------------
Income Statement Data

Net Interest Income                      $87,729         $85,845        $85,619        $46,261        $45,319        $45,206
Net Income                                24,863          23,638         23,491         13,513         12,901         12,827
Net Income per Share                       $1.64           $1.70          $1.69           $.89           $.93           $.92
Average Number of Shares              15,181,152      13,931,152     13,931,152     15,168,061     13,918,061     13,918,061
-----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data

Assets                                $2,051,188      $2,051,188     $2,051,188     $2,080,770     $2,080,770     $2,080,770
Debt to Purchase Shares                        0          31,250         35,000              0         31,250         35,000
Shareholders' Equity                     226,540         195,290        191,540        229,229        197,979        194,229
Book Value per Share                      $14.92          $14.02         $13.75         $15.14         $14.25         $13.98
Shares Outstanding                    15,182,235      13,932,235     13,932,235     15,144,572     13,894,572     13,894,572
-----------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios

Return on Average Assets                    1.25%           1.19%          1.18%          1.33%          1.27%          1.26%
Return on Average Equity                   11.43           12.70          12.88          11.76          12.99          13.16
Average Equity to Average Assets           10.92            9.35           9.16          11.29           9.75           9.57

Notes to Pro Forma Financial Information

(1) The pro forma financial information reflects the purchase of 1,250,000 Shares of common stock at $25.00 and $28.00 per share, as appropriate.

(2) The balance sheet data give effect to the purchase of Shares as of the balance sheet date. The income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) The funds used to purchase Shares were considered to have been obtained from borrowings under the Wachovia Facility at a rate of interest equal to LIBOR plus 50 basis points or 6.03% and a tax rate of 35%. To the extent that these borrowings are repaid with the proceeds of dividends received by the Company from the Bank, which are in turn financed by the Bank from its borrowings, the rate of interest paid by the Bank may be slightly less (about .5%) than the rate paid by the Company. The income statement data reflects the additional interest expense on borrowings as if such borrowings were outstanding at the beginning of each period presented. The income statement does not reflect a savings by the Bank of state franchise tax as a result of reducing capital, that the Company expects will be approximately $350,000 annually, commencing in the year following such reduction of capital by the Bank.

(4) The purchase of Shares was allocated to common stock at its $2.50 per share par value, and the remainder of the purchase price was allocated to retained earnings.

(5) Costs incurred in connection with the Offer will be capitalized as part of the cost of the Shares purchased, and consequently no effect of the costs is reflected in the Pro Forma Financial Information.

   Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the U. S. Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048, and on the Commission's Internet web site (http://www.sec.gov). Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   11. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares.

   As of September 25, 1996, the Company had issued and outstanding 15,146,470 Shares, and had reserved 1,992,720 Shares for issuance upon exercise of outstanding stock options and for issuance under the Company's Employee Stock Purchase Plan, the Company's Dividend Reinvestment Plan, and other stock plans for employees and non-employee directors. The 1,250,000 Shares that the Company is offering to purchase represent approximately 8.3% of the outstanding Shares. As of September 25, 1996, the Company's directors and executive officers as a group (18 persons) beneficially owned an aggregate of 834,389 Shares (including awards granted but not yet vested under the Company's 1985 Incentive Stock Plan) representing approximately 5.51% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options and assuming vesting of such awards. The Company has been advised that no director or executive officer of the Company intends to tender any Shares pursuant to the Offer.

   If the Company purchases 1,250,000 Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 6.00% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable options and assuming vesting of such awards.

   Except as set forth in Schedule A, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

   Except for outstanding options to purchase Shares granted from time to time over recent years to certain employees (including executive officers) of the Company pursuant to stock option plans for employees, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

   The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq National Market, the Company believes that following its purchase of Shares pursuant to the Offer, the Company's remaining Shares will continue to qualify to be quoted on the Nasdaq National Market.

   The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Company's remaining shares becoming eligible for deregistration under the Exchange Act.

   13. Certain Legal Matters; Regulatory Approvals.

   The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

   14. Certain Federal Income Tax Consequences.

   General. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to U. S. shareholders of sales of Shares pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder or any relevant foreign, state, local or other tax laws. Certain shareholders (including insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "Service") with respect to the tax matters discussed below. EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

   A sale of Shares pursuant to the Offer will constitute a "redemption" under the Internal Revenue Code of 1986 (the "Code") and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's Shares (including any Shares constructively owned by the Shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in
Section 6, to make sure that a minimum number of his or her Shares (if any) are purchased.

   Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is "substantially disproportionate" with respect to the shareholder, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns, but also any Shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under these rules, a shareholder generally is treated as owning (i) Shares owned by the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary in proportion to the shareholder's interest, (iii) Shares owned by any estate of which the shareholder is a beneficiary in proportion to the shareholder's interest, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder in proportion to the shareholder's interest, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock and (vi) Shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

   A redemption of Shares from a shareholder pursuant to the Offer will result in a "complete redemption" of all the shareholder's stock in the Company if, either (i) the Company purchases all of the Shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Code) constructive ownership of Shares owned by family members. Any shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of
Section 302(c)(2).

   A redemption of Shares from a shareholder pursuant to the Offer will be "substantially disproportionate" with respect to the shareholder if the number of Shares actually and constructively owned by the shareholder (expessed as a percentage of all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the number of Shares actually and constructively owned by the shareholder (expressed as a percentage of all Shares outstanding) immediately before such redemptions. If exactly 1,250,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding after consummation of the Offer will be approximately 91.75% of the number of Shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 26.60% (i.e., 100% minus 80% of 91.75%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, the number of Shares outstanding immediately after consummation of the Offer would be approximately 89.75% of the number of Shares outstanding as of September 25, 1996. Accordingly, a shareholder would have to dispose of more than 28.20% (i.e., 100% minus 80% of 89.75%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

   A redemption of Shares from a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" if pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his or her proportionate interest in the Company, including voting rights, participation in earnings, and liquidation rights, arising from the actual and constructive ownership of Shares. The Service has indicated in a published ruling that a very small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest in the company. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend." If exactly 1,250,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by approximately 8.25%. Consequently, in that case a shareholder must dispose of more than 8.25% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in the Company. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 10.25% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

   Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. THEREFORE, UNLESS A SHAREHOLDER MAKES A CONDITIONAL TENDER (SEE SECTION 6), THE SHAREHOLDER (OTHER THAN AN ODD LOT HOLDER WHO TENDERS ALL OF HIS OR HER SHARES AT OR BELOW THE PURCHASE PRICE) CAN BE GIVEN NO ASSURANCE, EVEN IF HE OR SHE TENDERS ALL OF THE SHAREHOLDER'S SHARES, THAT THE COMPANY WILL PURCHASE A SUFFICIENT NUMBER OF SUCH SHARES TO PERMIT THE SHAREHOLDER TO SATISFY ANY OF THE FOREGOING TESTS. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

   If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction), and will be capital gain or loss if the shareholder held the Shares as a capital asset. Capital gain or loss generally will be long-term capital gain or loss if, when the Company accepts the Shares for payment, the shareholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts currently are subject to federal income tax at a maximum rate of 28%. Short-term capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of 39.6%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

   Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has sufficient accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the Offer that are treated as dividends.

   Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 39.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, the shareholder's tax basis in any Shares that the shareholder actually or constructively owns after consummation of the Offer should be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

   Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered Shares or if the Shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also likely will be treated as an "extraordinary dividend" under
Section 1059 of the Code. In that case the corporate shareholder's tax basis in its remaining Shares (for purposes of determining gain or loss on a future disposition) will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction and in excess of the corporate shareholder's tax basis for the remaining Shares generally will be subject to tax as gain on a subsequent sale or disposition of those Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

   15. Extension of Offer; Termination; Amendment.

   The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof prior to the Expiration Date by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer or the Dealer Managers' soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds two percent of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

   The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. The acceptance for payment by the Company of additional Shares not to exceed two percent (2%) of the Shares outstanding (302,929 Shares) shall not be deemed an increase requiring the Offer to be extended.

   16. Fees and Expenses.

   The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") to act as the Dealer Managers in connection with the Offer. Goldman Sachs will receive a fee of $.14 per Share purchased by the Company in the Offer, but not less than $175,000, for their services as Dealer Managers. The Company also has agreed to reimburse Goldman Sachs for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Goldman Sachs against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Goldman Sachs have rendered various investment banking and other advisory services to the Company in the past, for which they have received customary compensation, and can be expected to render similar services to the Company in the future.

   The Company has retained The Bank of New York to act as Depositary in connection with the Offer. The Depositary may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   The Company has retained Georgeson & Company Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Managers, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Managers or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 9 in the Letter of Transmittal.

   17. Miscellaneous.

   The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGERS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                                                 JEFFERSON BANKSHARES, INC.

September 26, 1996

                                      SCHEDULE A

                 CERTAIN TRANSACTIONS INVOLVING THE COMPANY'S SHARES
                                   BY THE COMPANY'S
                           EXECUTIVE OFFICERS AND DIRECTORS

During the 40 business days prior to September 25, 1996, the only transactions effected in the Shares by the Company's executive officers and directors were as follows:

            Person who                   Date of               Number                           Where and How
       Effected Transaction            Transaction          of Shares       Price        the Transaction was Effected
------------------------------------ ----------------- --------------- -------------- -------------------------------------
Campbell, Jr., Robert H.                07-31-1996            78.4813       $22.4020  Dividend Reinvestment
Campbell, Jr., Robert H.                07-31-1996            22.3194        22.4020  Optional Cash Purchase under Dividend
                                                                                      Reinvestment Plan

Campbell, Jr., Robert H.                07-31-1996             2.2154        22.4020  Dividend Reinvestment
(by Spouse)
Casteen, III, John T.                   07-31-1996            23.8599        22.4020  Dividend Reinvestment
Eagleburger, Lawrence S.                07-31-1996             5.1539        22.5000  Dividend Reinvestment
Fulton, Jr., Donald W.                  07-31-1996            49.4326        22.4020  Dividend Reinvestment
Fulton, Jr., Donald W.                  08-01-1996             4.3956        22.7500  Purchase under Employee Stock Purchase
                                                                                      Plan

Fulton, Jr., Donald W.                  09-03-1996             4.2328        23.6250  Purchase under Employee Stock Purchase
                                                                                      Plan
Glaize, III, Fred L.                    07-31-1996            67.8402        22.5000  Dividend Reinvestment
Glaize, III, Fred L.                    07-31-1996            27.9502        22.4020  Dividend Reinvestment
Glaize, III, Fred L.                    07-31-1996            25.5772        22.4020  Dividend Reinvestment
(by Glaize Development)
Glaize, III, Fred L.                    08-01-1996            17.7285        22.5625  Purchase under Directors Deferred
                                                                                      Compensation Plan

Harrell, Henry H.                       07-31-1996            20.0837        22.5000  Dividend Reinvestment
Harrell, Henry H.                       07-31-1996            98.6492        22.4020  Dividend Reinvestment
Harrell, Henry H.                       08-01-1996            27.7008        22.5625  Purchase under Directors Deferred
                                                                                      Compensation Plan

Kay, Jr., Alex J.                       07-31-1996            25.0774        22.5000  Dividend Reinvestment
Kay, Jr., Alex J.                       08-01-1996            27.7008        22.5625  Purchase Under Directors Deferred
                                                                                      Compensation Plan

McCartney, O. K.                        07-31-1996           109.9773        22.4020  Dividend Reinvestment
McCartney, O. K.                        08-01-1996            21.9780        22.7500  Purchase under Employee Stock Purchase
                                                                                      Plan

McCartney, O. K.                        09-03-1996            21.1640        23.6250  Purchase under Employee Stock Purchase
                                                                                      Plan
Nelson, Jr., Allen T.                   07-31-1996             1.6762        22.4020  Dividend Reinvestment
Nelson, Jr., Allen T.                   08-01-1996             8.7912        22.7500  Purchase under Employee Stock Purchase
                                                                                  Plan


Nelson, Jr., Allen T.                   09-03-1996             8.4656        23.6250  Purchase under Employee Stock Purchase
                                                                                      Plan
Rosenthal, Gilbert M.                   07-31-1996            78.5736        22.5000  Dividend Reinvestment
Rosenthal, Gilbert M.                   07-31-1996            76.4651        22.4020  Dividend Reinvestment
Rosenthal, Gilbert M.                   08-01-1996            17.7285        22.5625  Purchase under Directors Deferred
                                                                                      Compensation Plan

Watson, Jr., William M.                 07-31-1996            23.2484        22.4020  Dividend Reinvestment
Watson, Jr., William M.                 08-02-1996            39.5604        22.7500  Purchase under Employee Stock Purchase
                                                                                      Plan

Watson, Jr., William M.                 09-03-1996            38.0952        23.6250  Purchase under Employee Stock Purchase
                                                                                      Plan
Williamson, Jr., H. A.                  07-31-1996           147.7908        22.4020  Dividend Reinvestment

                                     GLOSSARY

Bank.                Jefferson National Bank, 123 East Main Street,
                     Charlottesville, VA 22902.

Book-entry
Transfer Facilities. The Depository Trust Company,  55 Water Street,  New York,
                     NY 10041  and  Philadelphia   Depository  Trust  Company,
                     2000 Market Street, Philadelphia, PA 19103, collectively.

Code.                The Internal Revenue Code of 1986.

Commission.          The Securities and Exchange Commission.

Company.             Jefferson   Bankshares,   Inc.,   123   East   Main
                     Street, Charlottesville, VA   22902.

Dealer Managers.     Goldman,  Sachs & Co., 85 Broad  Street,  New York, NY
                     10004. The  Dealer  Managers  are  available  to  answer
                     questions regarding   the  Offer  and  the   procedure for
                     tendering Shares.  You may call the Dealer  Managers on
                     (800)  323-5678 Ext. 9477 or (212) 902-9477.

Depositary.          The Bank of New  York.,  101  Barclay  Street,  New York,
                     NY 10286. Your Letter of Transmittal (and share certificates, if applicable) must be received by The
                     Bank of New York by the Expiration Date.

Eligible
  Institution.       Any  member  firm  of  a  registered  national securities
                     exchange,  member of the National  Association of
                     Securities   Dealers,   Inc.,  a  commercial  bank,  a
                     trust company, a savings bank, a savings and loan association, or a credit union with membership in an approved signature guarantee program, having an office, branch or agency in the United States.

Exchange Act.        The Securities Exchange Act of 1934, as amended.

Expiration Date.     The time and date at which the Offer shall expire, which
                     shall be 5:00 P.M., New York City time, on October 31,
                     1996, unless extended by the Company.

Foreign Shareholder. A shareholder that is not (i) a citizen or resident of the
                     United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

Information Agent.   Georgeson & Company  Inc.,  Wall Street  Plaza,  New York,
                     NY 10005.   The   Information   Agent  is  available  to
                     answer questions   regarding   the  Offer  and  the
                     procedure for tendering Shares. You may call the Information Agent on (800) 223-2064 or (212) 440-9800.

OCC.                 The Office of the Comptroller of the Currency.

Odd Lots.            All Shares  properly  tendered prior to the  Expiration
                     Date at prices at or below the Purchase Price and not withdrawn by any Odd Lot Holder.

Odd Lot Holder.      Any person who owned,  beneficially  or of record,  as of
                     the close of business on September 25, 1996, an aggregate of fewer than 100 Shares (and so certifies in the appropriate place on the Letter of Transmittal and, if necessary, on the Notice of Guaranteed Delivery).

Offer. The Company's Offer to Purchase for cash up to 1,250,000 Shares of its common stock at a Purchase Price not in excess of $28.00 nor less than $25.00 per Share, together with the related Letter of Transmittal.

Plans.               The Company's  Dividend  Reinvestment Plan and Employee
                     Stock Purchase Plan.

Purchase Price.      The  single  per Share  price,  not in  excess of $28.00
                     nor less than  $25.00 per Share,  that the  Company  will
                     pay for Shares properly tendered  pursuant to the Offer,
                     taking into account  the  number  of Shares so  tendered
                     and the  prices specified  by  tendering   shareholders.
                     The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares.

Shares. Shares of Jefferson Bankshares, Inc. common stock, par value $2.50 per share.

                              LIST OF CERTAIN FORMS

Letter of
Transmittal.      The blue form which accompanies this Offer to Purchase.
                  Shareholders wishing to Tender Shares must complete, sign and return the Letter of Transmittal (and share certificates, if applicable) to the Depositary by the Expiration Date.

Notice of
Guaranteed
Delivery.         The form for use if you desire to tender Shares, but cannot deliver your Share certificates to the Depositary (or complete procedures for book-entry transfer) prior to the Expiration
                  Date. Note that this document does require a signature guarantee by an Eligible Institution (such as your broker).

Transmittal
Form. The yellow form for use if you wish to tender Shares held in "street" name by your broker. For such Shares, you must use the broker instruction letter, not the Letter of Transmittal.

  Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                         The Depositary for the Offer is:

                               THE BANK OF NEW YORK

                                      By Mail:

                            Tender & Exchange Department
                                   P.O. Box 11248

                               Church Street Station
                              New York, NY 10286-1248

                                   By Facsimile:

                          (For Eligible Institutions Only)
                                   (212) 815-6213

                           Confirm Facsimile by Telephone

                              (For Confirmation Only)
                                   (800) 507-9357

                            By Hand/Overnight Delivery:

                            Tender & Exchange Department
                                 101 Barclay Street
                             Receive and Deliver Window
                                 New York, NY 10286

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                        Georgeson & Company Inc. [LOGO]

                              Wall Street Plaza
                           New York, New York 10005
                           (800) 223-2064 TOLL FREE
                         (212) 440-9800 in New York.

                    The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                       (800) 323-5678 ext. 9477 TOLL FREE
                          (212) 902-9477 in New York.

September 26, 1996